Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2005

Ottawa Savings Bancorp, Inc

Contact: Gary L. Ocepek

President/CEO

(815) 433-2525

Ottawa Savings Bancorp, Inc. Announces

Second Quarter 2005 Earnings

Ottawa, IL – August 11, 2005 - Ottawa Savings Bancorp, Inc., (OTC BB-OTTW), the holding company for Ottawa Savings Bank, announced earnings for the second quarter ended June 30, 2005. Net income for the three months ended June 30, 2005 was $325,000, as compared to a net loss of $963,000, for the same period in 2004. The increase in net income was principally the result of a $1.9 million decrease in our provision for loan losses that was made in the second quarter of 2004 as a result of the CLC loans. More details can be found on the CLC loans in the SB-2 filed with the SEC relating to the initial public offering of the Company and in the 10-QSB for the quarter ended June 30, 2005 to be filed with the SEC on or about August 15, 2005. For the six month period ended June 30, 2005 net income was $504,000 as compared to a $4.2 million loss for the six month period ended June 30, 2004.

Net interest income before provision for loan losses increased to $1.1 million for the three months ended June 30, 2005 from $1.0 million for the corresponding three months in 2004. For the six month periods ended June 30, 2005 and 2004 net interest income remained the same at $2.2 million.

Interest and dividend income was $2.3 million for the three months ended June 30, 2005 compared to $2.0 million for the same period in 2004. For the six month period ended June 30, 2005 and 2004, interest and dividend income was $4.4 million and $4.2 million, respectively.

Interest expense increased $146,000 to $1.1 million from $1.0 million for the three months ended June 30, 2005 from June 30, 2004. Interest expense was $2.2 million and $2.0 million for the six month periods ended June 30, 2005 and 2004, respectively.

Other income for the quarter ended June 30, 2005 increased to $124,000 from $55,000 for the same period in 2004. The increase was the result of the Bank receiving reimbursement of organization expenses for the CLC Creditors Trust totaling $74,000. For the six months ended June 30, 2005 and 2004, other income was $164,000 and $98,000, respectively.

Other expense increased to $770,000 for the quarter ended June 30, 2005 from $630,000 for the corresponding three months in 2004. The change was due to increases in salaries and employee benefits of $71,000, and increases in fees for legal and professional services of $42,000 caused by matters relating to the CLC loans and the audit of our 2004 and 2003 financial statements. Other expenses were $1.6 million and $1.2 million for the six months ended June 30, 2005 and 2004, respectively.

Total assets at June 30, 2005 were $183.2 million, compared to $169.3 million at December 31, 2004. The increase was primarily attributable to funds received for our conversion.

The loan portfolio increased to $116.9 million at June 30, 2005, from $114.8 at December 31, 2004. The increase in loans was the result of normal activity in our loan portfolio.

Deposit accounts increased to $170.0 million at June 30, 2005, from $156.7 million at December 31, 2004. Of the $13.2 million increase in deposits at June 30, 2005, $7.3 million represented funds held in a segregated account for subscriptions received in anticipation of participating in the initial public offering of Ottawa Savings Bancorp, Inc.

Equity increased $422,000 to $11.4 million at June 30, 2005, from $11.0 million at December 31, 2004. This increase in equity reflects net income for the six months ended June 30, 2005 of $504,000 offset by a decrease in other comprehensive income of $82,000 for the same period, which was due to the change in value of the available for sale securities portfolio triggered by an increase in interest rates.

The Company also announced that its first Annual Meeting of Shareholders will be held on Thursday, May 4, 2006 in Ottawa, Illinois. Shareholders will be notified of the exact time and location of the meeting.

Ottawa Savings Bancorp, Inc is the holding company for Ottawa Savings Bank, and a majority owned subsidiary of Ottawa Savings Bancorp, MHC. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa. The Company’s stock trades on the OTC Bulletin Board under the symbol OTTW.

FORWARD-LOOKING INFORMATION

Statements contained in this release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Bank intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Bank, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Bank’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Bank undertakes no obligation to update these forward-looking statements in the future. The Bank cautions readers of this report that a number of important factors could cause the Bank’s actual results subsequent to June 30, 2005 to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from those predicted and could affect the future prospects of the Bank include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, changes in the securities or financial market, a deterioration of general economic conditions either nationally or in our market areas, delays in obtaining the necessary regulatory approvals, our ability to consummate proposed transactions in a timely manner, legislative or regulatory changes that adversely affect our business, adverse developments or changes in the composition of our loan or investment portfolios, significant increases in competition, changes in real estate values, difficulties in identifying attractive acquisition opportunities or strategic partners to complement our banking approach and the products and services the Bank offers, the possible dilutive effect of potential acquisitions or expansion, and our ability to raise new capital as needed and the timing, amount and type of such capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements.

Ottawa Savings Bank and Subsidiary

Consolidated financial highlights (unaudited)

Dollars in thousands

	June 30, 2005	March 31, 2005	December 31, 2004
Financial Condition Data:
Total Assets	$183,160	$173,265	$169,285
Loans, net (1)	116,920	110,727	114,826
Loans held for sale	—	381	—
Securities held to maturity	1,635	1,718	1,818
Securities available for sale	37,710	39,236	30,640
Deposits	169,971	160,795	156,654
Equity	11,428	10,848	11,006

(1)	Net of loans in process, allowance for loan losses

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operation Data:
Total interest and dividend income	$2,269	$2,003	$4,446	$4,187
Total interest expenses	1,143	997	2,222	2,002

Net interest income	1,126	1,006	2,224	2,185
Provision for loan losses	(23)	1,889	—	7,346
Other income	124	55	164	98
Other expense	770	630	1,596	1,230
Income tax expense (benefit)	178	(496)	288	(2,140)
Net income (loss)	325	(963)	504	(4,153)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Performance Ratios:
Return on average assets	0.73%	-2.28%	0.57%	-5.02%
Return on average equity	11.63%	-35.59%	9.00%	-67.49%
Average equity to average assets	6.36%	6.42%	6.37%	7.39%
Equity to total assets at end of period	6.24%	6.34%	6.24%	6.34%
Net interest rate spread	2.77%	2.79%	2.66%	2.58%
Net interest margin	2.79%	3.00%	2.80%	2.80%
Average interest-earning assets to average interest-bearing liabilities	100.70%	108.31%	104.94%	108.30%
Other expense to average assets	1.74%	1.49%	1.82%	1.48%
Efficiency ratio	61.60%	59.43%	66.83%	53.88%